EXHIBIT 99.3

                      [LOGO OF AMERICAN EXPRESS COMPANY]

                                     2007
                                 FIRST QUARTER
                              EARNINGS SUPPLEMENT










        THE ENCLOSED SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE TEXT AND STATISTICAL TABLES INCLUDED IN AMERICAN EXPRESS COMPANY'S (THE "COMPANY" OR "AXP") FIRST QUARTER EARNINGS RELEASE.

       -------------------------------------------------------------------------
       THIS PRESENTATION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES AND SPEAK ONLY AS OF THE DATE ON
       WHICH THEY ARE MADE. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS
       TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS, INCLUDING
       THE COMPANY'S FINANCIAL AND OTHER GOALS, ARE SET FORTH ON PAGES 62-63
       IN THE COMPANY'S 2006 ANNUAL REPORT TO SHAREHOLDERS AND IN ITS 2006 ANNUAL REPORT ON FORM 10-K, AND OTHER REPORTS, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.
       -------------------------------------------------------------------------

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                  HIGHLIGHTS

FINANCIAL RESULTS

o First quarter diluted EPS from continuing operations of $0.88 increased 26% versus $0.70 last year. Revenues net of interest expense rose 10%. For the trailing 12 months, return on equity (ROE) was 37%.

     - 1Q `07 Income from continuing operations included:
       -- An $80MM ($50MM after-tax) gain in connection with the initial adoption of a new accounting standard, SFAS No. 155, that requires the Company to record changes in the fair value of its retained subordinated interest in securitized loans (or interest-only strip) in the income statement. These changes in fair value were previously recorded in shareholders' equity;
       -- A $63MM ($39MM after-tax) gain relating to amendments to the Company's U.S. pension plans, effective July 1, 2007, that reduced accumulated pension obligations to plan participants; and
       -- A $60MM pre-tax and after-tax charge related to a reserve established for regulatory and legal exposure at American Express Bank International ("AEBI"), a subsidiary of American Express Bank Ltd.

     - 1Q '06 Income from continuing operations included:
       -- A $112MM ($73MM after-tax) charge related to a higher redemption rate estimate within the U.S. Membership Rewards reserve;
       -- A $72MM ($47MM after-tax) reduction in cardmember lending finance revenues and securitization income related to higher than anticipated cardmember completion of consumer debt repayment programs and certain associated payment waivers;
       -- An $88MM ($40MM after-tax) gain related to the completion of the sale of our stake in Egyptian American Bank ("EAB"); and -- Higher provisions for credit losses in Taiwan due primarily to the impact of industry-wide credit issues within the market, which were more than offset by the favorable impact from lower early credit write offs related to the October 2005 bankruptcy legislation in the U.S., and lower than expected costs related to Hurricane
          Katrina that had been provided for in 2005.

     - 1Q '07 and 1Q '06 Income from continuing operations included $32MM ($21MM after-tax) and $25MM ($16MM after-tax), respectively, of reengineering costs related to restructuring efforts primarily in our technology activities, as well as within our Travelers Cheque, corporate travel and other businesses.

     - On September 30, 2005, the Company completed the distribution of all the outstanding shares of Ameriprise Financial, Inc. (formerly
       American Express Financial Advisors) to its shareholders. In Q3 '05 the Company also sold its Tax and Business Services ("TBS") business and in 2Q '06 completed the sale of its international banking operations in Brazil to Banco Bradesco S.A. The operating results, gain or loss on the sales, and assets and liabilities related to businesses spun-off and sold are included in discontinued operations in the Consolidated Financial Statements.
       -- 1Q '07 results reflected $8MM of expense from discontinued operations, primarily related to the TBS business, versus $3MM of expense last year.
       -- Including discontinued operations, diluted EPS on a net income basis of $0.87 increased 26% versus last year.

BUSINESS METRICS

o Compared with the first quarter of 2006:

     - Worldwide billed business of $146.2B increased 15% on continued strong growth within both the proprietary and network businesses. A comparatively weaker U.S. dollar resulted in a 2% benefit within the reported worldwide growth rate;

     - Worldwide total cards in force of 79.9MM increased 10%, up 7.4MM from last year and 1.9MM during 1Q `07, as proprietary and network card growth remained strong;

     - Worldwide average spending per proprietary basic card in force increased 8% versus last year despite the suppressing effect of substantial card additions over the past few years;

     - Worldwide lending balances of $42.3B on an owned basis increased 29%; on a managed basis, worldwide lending balances of $63.2B were up
         18%; and

     - Underlying card credit quality continued to be well controlled and reserve coverage ratios remained strong.

CAPITAL RETURNED TO SHAREHOLDERS

o Including share repurchases and dividends, during 1Q '07 we returned 89% of capital generated to shareholders. On a cumulative basis, since 1994, we have returned 69% of capital generated.

     - SHARE REPURCHASES: During 1Q '07, 16MM shares were repurchased versus 18MM shares in 4Q '06 and in 1Q '06. Since the inception of repurchase programs in December 1994, 622MM shares have been acquired under cumulative Board authorizations to repurchase up to 770MM shares, including purchases made under agreements with third parties.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                  HIGHLIGHTS

                                                                        Millions of Shares
                                                             -----------------------------------------
     -    ACTUAL SHARE ACTIVITY:                             1Q '07           4Q '06            1Q '06
                                                             ------           ------            ------
           Shares outstanding - beginning of period           1,199            1,204             1,241
           Repurchase of common shares                          (16)             (18)              (18)
           Employee benefit plans, compensation and other         5               13                10
                                                            -------          -------           -------
           Shares outstanding - end of period                 1,188            1,199             1,233
                                                              =====            =====             =====

ADDITIONAL ITEMS OF NOTE

o Marketing, promotion, rewards and cardmember services costs decreased 4% versus 1Q '06, reflecting the 1Q '06 charge to the U.S. Membership Rewards reserve and lower marketing and promotion costs in 1Q '07, which were partially offset by higher volume-related rewards costs. Marketing expenses reflect reduced levels of spending related to various product-specific advertising, creative development and market research initiatives, in addition to a reallocation of select acquisition investments to lower cost channels. The higher rewards costs continued to reflect volume growth, a higher redemption rate, and strong cardmember loyalty program participation.

o Total provisions for losses and benefits increased 30% versus 1Q '06, reflecting growth in business volumes and the loan portfolio and increased write-off and delinquency rates within the lending portfolio, which have been gradually rising after the unusually low rates that followed the enactment of the October 2005 U.S. bankruptcy legislation. These were partially offset by lower Taiwan-related provisions, a reduction in merchant-related reserves, and improved results from charge card-related collection activities.

o The Company's reengineering initiatives delivered in excess of $250MM of additional benefits this quarter, including significant carry-over benefits from certain initiatives begun in prior periods. Revenue-related reengineering activities continue to drive a significant portion of the total benefits, representing more than 30% of the benefits delivered in 1Q '07.

o The 3% increase in human resources expense in 1Q '07 reflects the impact of merit increases and larger incentive, benefit and severance-related costs, partially offset by the $63MM pension-related gain, and a cash payment received in connection with the departure of our former CFO.
     - Compared with last year, the total employee count of 66,000 decreased by 700 employees or 1%; compared with last quarter, the employee count increased by 600 employees or 1%.

o Pursuant to the completion of discussions with the U.S. Securities and Exchange Commission (SEC) referenced in the Company's Form 10-K for the year ended December 31, 2006, the Company has made certain modifications to its reportable operating segment disclosures. The Travelers Cheque and Prepaid Services ("TCPS") business, previously included in the U.S. Card Services ("USCS") segment, and international banking businesses, previously included in the International Card & Global Commercial Services ("ICGCS") segment, are now included in the Corporate & Other segment. The discussion and financial data included herein reflect these modifications.

o SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments -- an amendment of FASB Statements (SFAS) No. 133 and 140", ends the temporary exemption of beneficial interests in securitized assets from the bifurcation requirements of SFAS No. 133. SFAS No. 155 requires fair value re-measurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This primarily affects the Company's accounting for its interest-only strips, where the changes in fair value were previously recorded in other comprehensive (loss) income in shareholders' equity. After adoption of SFAS No. 155 on January 1, 2007, as the interest-only strip is subject to a re-measurement event, the Company now records fair value measurement for the instrument, which requires changes in its fair value to be recognized in earnings rather than in other comprehensive (loss) income. SFAS No. 155 applies to all financial instruments acquired or issued after December 31, 2006. As previously discussed, the Company recorded an $80MM ($50MM after-tax) gain in connection with the required adoption. Any future changes in the fair value of the interest-only strip will be reflected in the Company's net income.

o FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109" (FIN 48), is an interpretation that clarifies the accounting for uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of benefits associated with tax positions taken or expected to be taken in a tax return. For any amount of those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by the relevant taxing authority based on the technical merits of the position. The measurement of the benefit recognized is based on the Company's best judgment as to the most likely outcome on settlement of the tax position. FIN 48 is applicable to all tax positions as of January 1, 2007. The initial effect of adoption, which was a $127MM charge as of January 1, 2007, is reflected as a cumulative effect adjustment to income taxes payable (in other liabilities) and retained earnings.

REVISED STATEMENTS OF INCOME PRESENTATION

o As described in the Form 8-K filed with the SEC on March 30, 2007, beginning with the first quarter of 2007, the Company revised the presentation of its Consolidated Statements of Income. The revised Consolidated Statements of Income include the separate presentation of certain interest income and interest expense amounts which previously had been reported on a net basis as well as the separate presentation of the provisions for losses and benefits from expenses. While these revisions impact the presentation of revenues and expenses in the Company's Consolidated Statements of Income, they have no impact on the Company's previously reported consolidated pretax income, income taxes, net income, total assets, total liabilities, or total shareholders' equity.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                  HIGHLIGHTS

o The revised consolidated presentation includes the following:
     - Gross cardmember lending finance charge revenue is presented in the line entitled "Cardmember lending finance revenue" within the new "Interest income" section of the Consolidated Statements of Income, and the related gross interest expense is presented in the line entitled "Cardmember lending" within the new "Interest expense" section of the Consolidated Statements of Income. These amounts were previously presented on a net basis as "Cardmember lending finance charge revenue, net of interest" within the "Net revenues" section;
     - Gross investment and other interest income is presented in the lines entitled "International banking" or "Other" within the new "Interest income" section, and gross interest expense related to international banking is presented in "International banking" within the new "Interest expense" section. These amounts were previously presented on a net basis as "Other investment and interest income, net of interest" within the "Net revenues" section;
     - Other interest expense is presented in the line entitled "Charge card and other" within the new "Interest expense" section, and certain other interest income is presented in the line entitled "Other" within the new "Interest income" section. These amounts were previously reported on a net basis in "Interest" within the "Expenses" section;
     - "Provisions for losses and benefits" is presented in a new separate section. These amounts were previously reported in the "Provisions for losses and benefits" lines within the "Expenses" section; and
     - Certain other amounts were revised to conform to the method of presentation or calculation that will be used in 2007.

o Corresponding revisions to the Selected Income Statement Data presentation regarding the Company's reportable operating segments were also made.

o "Total revenues" and "Revenues net of interest expense" are presented separately within the revised Consolidated Statements of Income presentation. "Revenues net of interest expense" is now the measure for the Company's long-term revenue growth rate target. This target (of at least 8 percent growth on average and over time) has not been changed as a result of the revisions to the presentation of the Consolidated Statements of Income.

o The changes in the presentation of the Company's Consolidated Statements of Income were made in connection with the previously mentioned discussions that the Company had with the staff of the SEC related to a review of the Company's Form 10-K for the year ended December 31, 2005.

o Separately, the Company revised the method of reporting certain credit statistics related to the charge card business to better align these metrics with the way the Company manages credit risk as well as to align such credit statistics with the method used for reporting the Company's lending activities. Historically, the credit statistics for the charge card business have been presented using the portion of the account balance that was 90 days past due or more. However, the Company's practices for managing credit risk and establishing reserves for uncollectible amounts consider the entire amounts of customer accounts for those accounts which have any portion that is past due by 90 days or more, and thus certain statistics have been revised to reflect this. Finally, the calculation of net finance revenue divided by average loans for both consolidated reporting and the ICGCS segment has been corrected for a computational error. This correction has a minimal impact on the historic trends for this statistical information. For more detail relating to the changes and a presentation of revised historical financials and statistics, please see the Company's Form 8-K, filed with the SEC March 30, 2007.

EXPANDED PRODUCTS AND SERVICES

o On April 9, 2007, the Company launched a new marketing campaign with the theme "Are You a Cardmember?" The new campaign showcases the value of American Express membership and its array of special benefits and services, focusing on travel, access, and community.

o During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

     In our proprietary business we:

     - Launched Flight Finder and Room Finder, two innovative online tools for booking award travel. Flight Finder and Room Finder enable Charge Cardmembers enrolled in Membership Rewards(R) to easily search award inventory, transfer points directly into a frequent flyer or frequent guest account, and book flights or hotel stays in a single online transaction.

     - Enhanced the OPEN from American Express(R) Business Platinum Card(R) and the Platinum Card(R), with the expansion of certain travel and business benefits, including: complimentary domestic companion airfare; web content and special offers; the launch of the Platinum Office Program which provides various workplace solutions and office services; the expansion of the hotels and destinations in the Fine Hotels & Resorts Program; increased baggage insurance; and the expansion of coverage for the Premium Global Assist(R) hotline. Additionally, we announced an annual fee increase on both cards, in order to support their high level of benefits and services as well as reflect their value.

     - Added Delta Air Lines to the existing 18 partners in our International Airline Program (IAP), which is exclusively available to Platinum Card and Centurion Card members and which allows them to receive complimentary companion tickets on qualifying international flights with the purchase of a first or business class ticket, depending on the carrier.

     - Added richer benefits to the Delta SkyMiles Cards, for both consumer and small business cardmembers, including opportunities to earn additional bonus miles and receive companion certificates upon renewal with no blackout dates and no minimum fare restrictions.

     - Expanded our merchant rollout of ExpressPay from American Express through agreements with Tully's Coffee Corporation, a leading specialty coffee retailer with stores in Washington, Oregon, California, Idaho and Arizona, as well as with ShopRite, who will accept the product at over 200 of its supermarket locations in New Jersey, New York, Connecticut, Pennsylvania and Delaware.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                  HIGHLIGHTS

     - Unveiled S2S(SM) eInvoice&Pay, the first fully integrated Electronic Invoice Presentment and Payment (EIPP) solution, allowing companies to process 100% of their invoices and issue payments to suppliers from a single online portal managed by American Express.

     - Announced an agreement under which Citibank is selling the American Express(R) Gift Card in more than 980 Citibank retail Financial Centers nationwide. This is American Express' first Gift Card distribution agreement with a national bank.

     - Added two travel agencies in Ohio and Texas to the American Express Travel U.S. Representative Network, which provides a wide range of travel and financial services to travelers and American Express Cardmembers.

     In our Global Network Services ("GNS") business we:

     - Signed an agreement with Banco Itau, one of the leading banks in Brazil with the largest base of high net worth customers, to issue and market the 'Blue Box' line of cards on the American Express network.

     - Signed an agreement with Tarjeta Naranja, a leader in the Argentine credit card market, to issue American Express-branded cards, both in pesos and U.S. dollar denominations, which will be accepted and processed on the American Express network.

     - Launched a new partnership with Alpha Bank to issue American Express products and acquire merchants in Macedonia.

     - Launched the SunMiles American Express Card, a new airline co-brand card issued by the Bank of Cyprus and Cyprus Airways.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                 CONSOLIDATED


(Preliminary)
                             STATEMENTS OF INCOME
                                 (GAAP BASIS)
(millions)
                                                                                 Quarters Ended       Percentage
                                                                                     March 31,         Inc/(Dec)
                                                                         --------------------------    ------------
                                                                              2007            2006
                                                                              ----            ----
         Revenues
            Discount revenue                                                $3,355           $2,969         13%
            Net card fees                                                      484              520         (7)
            Travel commissions and fees                                        437              418          5
            Other commissions and fees                                         622              639         (3)
            Securitization income, net                                         457              386         18
            Other                                                              415              396          5
               Total                                                         5,770            5,328          8
                                                                            ------           ------

             Interest income:
              Cardmember lending finance revenue                             1,368              947         44
              International banking                                            264              257          3
              Other                                                            229              188         22
                                                                            ------           ------
               Total                                                         1,861            1,392         34
                                                                            ------           ------
                 Total Revenues                                              7,631            6,720         14
                                                                             -----            -----
             Interest expense:
              Cardmember lending                                               385              246         57
              International banking                                            126               88         43
              Charge card and other                                            452              333         36
                                                                            ------           ------
               Total                                                           963              667         44
                                                                            ------           ------
          Revenues net of interest expense                                   6,668            6,053         10
                                                                            ------           ------


         Expenses
            Marketing, promotion, rewards and cardmember services            1,464            1,522         (4)
            Human resources                                                  1,280            1,240          3
            Professional services                                              629              561         12
            Occupancy and equipment                                            370              346          7
            Communications                                                     116              113          3
            Other                                                              349              278         26
                                                                            ------           ------
               Total                                                         4,208            4,060          4
                                                                            ------           ------
          Provisions for losses and benefits:
              Charge card                                                      209              209          -
              Cardmember lending                                               574              321         79
              International banking and other (including investment
              certificates)                                                     83              138        (40)
                                                                            ------           ------
               Total                                                           866              668         30
                                                                            ------           ------

         Pretax income from continuing operations                            1,594            1,325         20
         Income tax provision                                                  529              449         18
                                                                            ------           ------

         Income from continuing operations                                   1,065              876         22
         Loss from discontinued operations, net of tax                          (8)              (3)         #
                                                                             ------           ------
         Net income                                                          $1,057             $873        21
                                                                             ======           ======

         EPS-Basic
             Income from continuing operations                               $0.90            $0.71         27
                                                                             ======           ======
             Loss from discontinued operations                              $(0.01)               -          #
                                                                             ======           ======
             Net Income                                                      $0.89            $0.71         25
                                                                             ======           ======

         EPS-Diluted
             Income from continuing operations                               $0.88            $0.70         26
             Loss from discontinued operations                              ($0.01)          ($0.01)         -
                                                                            =======          =======
             Net Income                                                      $0.87            $0.69         26
                                                                             ======           ======

         Average Shares
             Basic                                                           1,187            1,232         (4)
             Diluted                                                         1,210            1,258         (4)
                                                                             ======           ======

           Note: Amounts herein reflect certain revisions as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007. # Denotes variance of more than 100%.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                 CONSOLIDATED

o CONSOLIDATED REVENUES NET OF INTEREST EXPENSE: Consolidated revenues net of interest expense increased 10%, reflecting increases versus last year of 16% within USCS, 3% within ICGCS and 17% within Global Network & Merchant Services ("GNMS"). Revenues net of interest expense increased due to higher interest income, greater discount revenues, increased securitization income, net, greater travel commissions and fees and higher other revenues, partially offset by increased interest expense, lower net card fee revenue and lower other commissions and fees. Translation of foreign currency benefited the revenues net of interest growth rate by 1%.

o CONSOLIDATED EXPENSES: Consolidated expenses increased 4%, reflecting an increase of 10% within GNMS, a flat expense level within ICGCS, and a 1% decline in USCS. Expense growth reflected higher other expenses, greater professional services expenses, higher human resources expense and increased occupancy and equipment costs, partially offset by lower marketing, promotion, rewards and cardmember services costs. Translation of foreign currency contributed 1% to the expense growth rate.

o CONSOLIDATED PROVISIONS FOR LOSSES AND BENEFITS: Consolidated provisions for losses and benefits increased 30% versus last year, reflecting an 89% increase in USCS, a 19% decrease in ICGCS, and a $29MM decrease in GNMS. Provisions rose primarily due to an increase in the cardmember lending provision, partially offset by a reduction in the international banking and other provision. Charge card provisions were unchanged. Translation of foreign currency contributed 2% to the provision growth rate.

o PRE-TAX MARGIN: Was 23.9% in 1Q '07 compared with 17.8% in 4Q '06 and 21.9% in 1Q '06.

o EFFECTIVE TAX RATE: Was 33% in 1Q '07 versus 24% in 4Q '06 and 34% in 1Q '06. The 4Q '06 rate reflected $52MM of tax benefits principally related to certain foreign losses and the finalization of state tax returns.

o DISCOUNT REVENUE: A 15% increase in billed business, partially offset by the relatively faster GNS billed business growth and higher cash-back rewards costs, yielded a 13% increase in discount revenue.

     - The average discount rate* was 2.58% in 1Q '07 and in 1Q '06 compared to 2.55% in 4Q '06. The increase versus 4Q '06 reflects the seasonally higher retail spend levels during the fourth quarter. As indicated in prior quarters, selective repricing initiatives, continued changes in the mix of business and volume-related pricing discounts will likely result in some erosion of the average discount rate over time.

                                                            Quarters Ended                 Percentage
                                                               March 31,                   Inc/(Dec)
                                                   ----------------------------------     -------------
                                                       2007                 2006
                                                       ----                 ----
       Card billed business* (billions):
         United States                               $105.4                $92.9                13%
         Outside the United States                     40.8                 34.3                19
                                                   --------             --------
         Total                                       $146.2               $127.2                15
                                                     ======               ======

       Total cards in force (millions):
         United States                                 49.3                 44.0                12
         Outside the United States                     30.6                 28.5                 7
                                                   --------             --------
         Total                                         79.9                 72.5                10
                                                   ========             ========

       Basic cards in force (millions):
         United States                                 38.1                 33.7                13
         Outside the United States                     26.0                 23.6                10
                                                   --------             --------
         Total                                         64.1                 57.3                12
                                                   ========             ========

       Average basic cardmember spending**
         United States                               $3,036               $2,909                 4
         Outside the United States                   $2,285               $1,967                16
         Total                                       $2,817               $2,612                 8


       * For additional information about billed business and discount rate calculations, please refer to the First Quarter 2007 Earnings Release, American Express Company Selected Statistical Information pages.
       ** Proprietary card activity only.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                 CONSOLIDATED

- WORLDWIDE BILLED BUSINESS: The 15% increase in worldwide billed business reflected a 13% increase in USCS, a 12% increase in ICGCS, and a 59% increase in GNS partner volume. The table below summarizes selected billed business related statistics for 1Q '07:

                                                                                                Percentage
                                                                                                 Increase
                                                                                               Assuming No
                                                                                                Changes in
                                                                             Percentage          Foreign
                                                                              Increase        Exchange Rates
                                                                            -------------    ------------------
             WORLDWIDE*
                 Billed Business                                                 15%                 13%
                 Average spending per proprietary basic card                      8                   7
                 Basic cards-in-force                                            12

             U.S.*
                 Billed Business                                                 13
                 Average spending per proprietary basic card                      4
                 Basic cards-in-force                                            13
                 Proprietary consumer card billed business**                     12
                 Proprietary small business billed business**                    15
                 Proprietary Corporate Services billed business***               11

             OUTSIDE THE U.S.*
                 Billed Business                                                 19                  13
                 Average spending per proprietary basic card                     16                  10
                 Basic cards-in-force                                            10
                 Proprietary consumer and small business billed
                   business***                                                   10                   4
                 Proprietary Corporate Services billed business***               18                  11

             * Captions not designated as "proprietary" include
               both proprietary and GNS data.
            ** Included in USCS.
           *** Included in ICGCS.

       -- U.S. non-T&E-related volume categories (which represented approximately 66% of 1Q '07 U.S. billed business) grew 15%, while T&E volumes rose 9%.
       -- U.S. airline-related volume, which represented approximately 10% of total U.S. volumes during the quarter, increased 6% due to a 5% increase in transactions and a 1% higher average airline charge.
       -- Worldwide airline volumes, which represented approximately 13% of total volumes during the quarter, increased 10% on 5% growth in transactions and a 5% increase in the average airline charge.
       -- Assuming no changes in foreign exchange rates: Total billed business outside the U.S. reflected double-digit proprietary growth in Europe and Canada, high single-digit growth in Asia Pacific, and a decline in Latin America. Excluding the impact of the 2Q '06 sale in Brazil and the 3Q '06 sales in Malaysia and Indonesia, Latin America and Asia also exhibited double-digit proprietary growth. Excluding the impact of all three sales, total proprietary growth outside the U.S. was 11%.

- TOTAL CARDS IN FORCE: Rose 10% worldwide due to an increase of 8% in USCS, a 3% decline in ICGCS and a 45% increase in GNS. Continued strong card acquisitions within both proprietary and GNS activities, as well as continued solid average customer retention levels, drove these results. The sale of our card activities in Brazil in 2Q '06, and Malaysia and Indonesia in 3Q '06, resulted in the transfer of 1.5MM cards from ICGCS to GNMS, suppressing ICGCS' and increasing GNMS' respective growth rates.

         -- 1.2MM and 700K net cards were added during the quarter in the U.S.
            and the non-U.S. businesses, respectively.

o NET CARD FEES: Decreased 7% as the benefit of card growth was offset by the reclassification of certain card acquisition-related costs, beginning July 1, 2006, from other operating expense to a reduction in net card fees. This reclassification had no effect on net income and is not included in the average fee per card calculation. The average annual fee per proprietary card in force was $35 in 1Q '07 and 4Q '06 versus $34 in 1Q '06.

o TRAVEL COMMISSIONS AND FEES: Increased 5% reflecting an 8% increase in travel sales.

o OTHER COMMISSIONS AND FEES: Decreased 3% as higher card-related assessment and service fees and higher conversion revenues were more than offset by the 2Q '06 sale in Brazil and a reclassification in 2Q '06 and 3Q '06 of certain third-party merchant-related revenues from Other Commissions and Fees to Discount Revenue.

o SECURITIZATION INCOME, NET: Increased 18% as the impact of the adoption of SFAS No. 155, a higher portfolio yield, and the negative impact in 1Q '06 of higher than anticipated cardmember completion of consumer debt repayment programs were partially offset by an increase in write offs and greater interest expense, due to a higher coupon rate paid to certificate holders, as well as a lower average balance of securitized loans. Securitization income, net represents the non-credit provision components of the gains from securitization activities within the USCS segment, fair value changes and impairment charges, if any, of the related interest-only strip, excess spread related to securitized loans, net finance revenue on retained interests in securitized loans, and servicing income, net of related discounts or fees.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                 CONSOLIDATED

- Components of Securitization Income, Net:
                                                                            Quarters Ended             Percentage
                                                                              March 31,                Inc/(Dec)
                                                                  ----------------------------------- -------------
                                                                      2007                 2006
                                                                     -----                -----
           (millions)
            Excess spread*                                            $339                 $269           26%
            Servicing fees                                             102                  106           (4)
            Gains on sales from securitizations**                       16                   11           45
                                                                      ----                 ----
            Total securitization income                               $457                 $386           18
                                                                      ====                 ====

          * Excess spread is the net positive cash flow from interest and fee collections allocated to the investor's interests after deducting the interest paid on investor certificates, credit losses, contractual servicing fees and other expenses. Also included is the previously mentioned $80MM gain in 1Q '07 related to the re-measurement of the interest-only strip asset and a $29MM reduction in 1Q '06 related to higher than anticipated cardmember completion of consumer debt repayment programs.
          ** Excludes $35MM and $(20)MM in 2007 and $35MM and $(43)MM in 2006 of impact from cardmember loan sales and maturities, respectively, reflected in credit provision.

- The average balance of Cardmember lending securitizations was $20.4B in 1Q '07, compared with $21.3B in 1Q '06.

o OTHER REVENUES: Increased 5% primarily due to higher network partner-related fees and insurance-related revenues.

o CARDMEMBER LENDING FINANCE REVENUE: Increased 44% due to 31% growth in average worldwide lending balances on an owned basis and a higher portfolio yield, which reflects increased finance charge rates and a lower proportion of the U.S. portfolio on promotional rates. The increase also reflects the $43MM negative impact in 1Q '06 of higher than anticipated cardmember completion of consumer debt repayment programs.

o INTERNATIONAL BANKING INTEREST INCOME: Increased 3% reflecting higher volumes and interest rates.

o OTHER INTEREST INCOME: Increased 22% primarily due to the recognition of interest income associated with the Company's loan to Delta Air Lines that was placed back on accrual status.

o CARDMEMBER LENDING INTEREST EXPENSE: Increased 57% reflecting increased loan balances and a higher cost of funds.

o INTERNATIONAL BANKING INTEREST EXPENSE: Increased 43% reflecting higher volumes and interest rates.

o CHARGE CARD AND OTHER INTEREST EXPENSE: Increased 36% reflecting a higher cost of funds and increased receivable balances.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Decreased 4%, primarily due to the previously discussed 1Q '06 charge to the Membership Rewards reserve and lower marketing and promotion costs, which were partially offset by higher volume-related rewards costs.

o HUMAN RESOURCES EXPENSE: Increased 3% due to merit increases and larger incentive, benefit and severance-related costs, partially offset by the $63MM pension-related gain and the cash payment received in connection with the departure of our former CFO, discussed previously.

o PROFESSIONAL SERVICES EXPENSE: Rose 12%, primarily reflecting higher technology service fees.

o OCCUPANCY AND EQUIPMENT EXPENSE: Rose 7% due to costs associated with higher business and service-related volumes.

o    COMMUNICATIONS EXPENSE: Increased 3%.

o OTHER EXPENSE: Increased 26%, however, excluding the charge related to the regulatory and legal reserve established for AEBI, the reclassification of certain card-acquisition costs to card fee revenue beginning July 1, 2006, and the gain on the sale of our stake in EAB in 1Q '06, underlying expenses were flat.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                 CONSOLIDATED

o CHARGE CARD PROVISION FOR LOSSES AND BENEFITS: Remained flat, as higher volumes were offset by improved results from collection activities.

     - WORLDWIDE CHARGE CARD:*
       -- The loss ratio declined versus last quarter, but increased compared to last year. Past due rates declined versus last year, but rose versus last quarter.

                                                              3/07          12/06               3/06
                                                        --------------    -------------     -------------
              Net loss ratio as a % of charge volume          0.23%          0.26%              0.19%
              90 days past due as a % of receivables           2.9%           2.8%               3.1%

                                                              3/07          12/06               3/06
                                                        -------------     -------------    -------------
              Total Receivables (billions)                   $36.5           $37.4             $33.2
              Reserves (millions)                             $979            $981              $978
              % of receivables                                 2.7%           2.6%               2.9%
              % of 90 day past due accounts                     93%            95%                97%

              *There are no off-balance sheet Charge Card securitizations. Therefore, all credit quality statistics for the Charge Card portfolio are on an "Owned Basis." Note: Amounts herein reflect certain revisions as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007.

o CARDMEMBER LENDING PROVISION FOR LOSSES AND BENEFITS: Increased 79% due to increased loan volumes and higher write-off and delinquency rates, which have been rising after the unusually low rates that followed the October 2005 change in the U.S. bankruptcy legislation partially offset by lower provisions in Taiwan.

     - WORLDWIDE LENDING:*
       -- Both the write-off rate and the past due rate increased versus last year and last quarter, reflecting the waning benefit since 1Q `06 of the October 2005 bankruptcy legislation.

                                                              3/07          12/06               3/06
                                                        --------------    -------------     -------------
              Net write-off rate                               4.1%              4.0%            3.3%
              30 days past due as a % of loans                 3.0%              2.7%            2.6%

                                                            3/07              12/06             3/06
                                                        -------------     --------------    -------------
              Total Loans (billions)                         $42.3          $43.3              $32.7
              Reserves (millions)                           $1,271         $1,171             $1,053
              % of total loans                                 3.0%           2.7%               3.2%
              % of 30 days past due accounts                   100%            98%               123%


              * All lending statistics are presented here on a GAAP or "Owned
               Basis". "Managed Basis" credit quality statistics are available in the First Quarter 2007 Earnings Release on the American Express Company Consolidated Selected Statistical Information pages. Credit trends are generally consistent under both reporting methods.

o    INTERNATIONAL BANKING AND OTHER PROVISION FOR LOSSES AND BENEFITS:
     Decreased 40% primarily due to a reduction in merchant-related reserves attributable to our relationship with Delta Air Lines and lower provisions related to Taiwan.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                                 CONSOLIDATED

SUPPLEMENTAL INFORMATION - TANGIBLE COMMON EQUITY AND TOTAL ADJUSTED ASSETS

During the third quarter of 2006, the Company issued $750MM of 6.80% Subordinated Debentures due 2036 ("Subordinated Debentures"), which are automatically extendable until 2066 unless certain events occur prior to that date. In connection with the Subordinated Debentures, the Company has undertaken to disclose on a quarterly basis the amount of its "tangible common equity" and "total adjusted assets". The Company's consolidated tangible common equity amount as of the end of any fiscal quarter means the total shareholders' equity, excluding preferred stock, of the Company as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) intangible assets and goodwill and (ii) deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet. The Company calculates total adjusted assets as of the end of any fiscal quarter as the sum of (i) total consolidated assets as reflected on the Company's balance sheet minus (ii) non-securitized Cardmember lending receivables (without deduction for reserves), which are set forth on the Company's balance sheet, plus (iii) managed (i.e., securitized and non-securitized) worldwide Cardmember lending receivables as reported by the Company for such fiscal quarter. As of March 31, 2007, the Company's tangible common equity was $9B and its total adjusted assets were $147B. As of March 31, 2007, the consolidated assets, as reflected on the Company's balance sheet, were $126B.



                              CORPORATE & OTHER

Net expense was $50MM in 1Q '07 compared with net income of $35MM in 4Q '06 and $40MM in 1Q '06. The 1Q '07 expense includes the previously mentioned $60MM charge for a reserve established for regulatory and legal exposure at AEBI, $4MM ($3MM after-tax) of reengineering costs, in addition to the previously mentioned benefit reflecting the payment associated with the departure of our former CFO. The 4Q '06 income included a $68MM ($42MM after-tax) gain related to the rebalancing of our Travelers Cheque and Gift Card investment portfolio, as well as $9MM ($6MM after-tax) of reengineering costs. The 1Q '06 income included an $88MM ($40MM after-tax) gain related to the completion of the sale of our stake in EAB, in addition to $7MM ($4MM after-tax) of reengineering expenses.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                              U.S. CARD SERVICES

                        CONDENSED STATEMENTS OF INCOME
                                 (GAAP BASIS)

(Preliminary)
                                                                       Quarters Ended                  Percentage
                                                                         March 31,                      Inc/(Dec)
                                                              ----------------------------------    -----------------
(millions)                                                            2007                 2006
                                                                      ----                 ----
Revenues
    Discount revenue, net card fees and other                       $2,414               $2,194            10%
    Cardmember lending finance revenue                               1,055                  674            57
    Securitization income, net                                         457                  386            18
                                                                    ------               ------
        Total revenues                                               3,926                3,254            21
    Interest expense:
     Cardmember lending                                                313                  194            61
     Charge card and other                                             249                  162            54
                                                                    ------               ------
 Revenues net of interest expense                                    3,364                2,898            16
                                                                    ------               ------

Expenses
    Marketing, promotion, rewards and cardmember services              944                1,020            (7)
    Human resources and other operating expenses                       808                  749             8
                                                                    ------               ------
     Total                                                           1,752                1,769            (1)
                                                                    ------               ------

Provisions for losses                                                  581                  307            89
                                                                    ------               ------
Pretax segment income                                                1,031                  822            25
Income tax provision                                                   387                  295            31
                                                                    ------               ------
Segment income                                                        $644                 $527            22
                                                                    ======               ======

  Note: Amounts herein reflect certain revisions, including the movement of the TCPS business results to the Corporate & Other segment, as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007.

STATISTICAL INFORMATION                                                Quarters Ended                  Percentage
                                                                         March 31,                     Inc/(Dec)
                                                              ----------------------------------    -----------------
                                                                      2007                 2006
                                                                      ----                 ----
Card billed business (billions)                                      $85.2                $75.3            13%
Total cards in force (millions)                                       41.5                 38.3             8
Basic cards in force (millions)                                       30.7                 28.4             8
Average basic cardmember spending* (dollars)                        $2,801               $2,690             4
Segment capital (billions)                                            $4.5                 $4.6            (2)
Return on segment capital**                                           50.2%                41.8%

   *  Proprietary cards only.
   ** Computed on a trailing 12-month basis using segment income and equity capital allocated to segments based upon specific business operational needs, risk measures and regulatory capital requirements.

     - BILLED BUSINESS: The 13% increase in USCS billed business reflects a 4% increase in average spending per proprietary basic card and 8% growth in basic cards in force.
         -- Within the U.S. consumer business, billed business grew 12%; small business volumes rose 15%.

     - TOTAL CARDS IN FORCE: Increased by 3.2MM, or 8%, versus last year on continued strong card acquisition activity and retention levels.

P&L DISCUSSION:

o NET INCOME: Increased 22% as revenues net of interest expense rose 16%, expenses decreased 1%, and provisions for losses increased 89%.

     - 1Q '07 results included:
       -- An $80MM ($50MM after-tax) gain relating to the initial adoption of
          SFAS No. 155, previously discussed; and
       -- A $36MM ($22MM after-tax) gain relating to amendments to the Company's
          U.S. pension plans, previously discussed.

     - 1Q '06 results included:
       -- A $106MM ($69MM after-tax) charge related to a higher redemption rate estimate within the U.S. Membership Rewards reserve;
       -- A $72MM ($47MM after-tax) reduction in cardmember lending finance revenue and securitization income related to higher than anticipated cardmember completion of consumer debt repayment programs and certain associated payment waivers; and
       -- A favorable impact from lower early credit write-offs related to the October 2005 bankruptcy legislation in the U.S., and lower than expected costs related to Hurricane Katrina that had been provided for in 2005.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                              U.S. CARD SERVICES

     - 1Q '07 included $14MM ($9MM after-tax) of reengineering costs, related principally to technology and other business activities. There were no reengineering costs in 1Q '06.

     - PRE-TAX MARGIN: Was 30.6% in 1Q '07 versus 21.6% in 4Q '06 and 28.4% in 1Q '06.

     - EFFECTIVE TAX RATE: Was 38% in 1Q '07 compared to 35% in 4Q '06 and 36% in 1Q '06.

o DISCOUNT REVENUE, NET CARD FEES AND OTHER REVENUES: Increased 10%, largely due to higher billed business volumes, higher travel commissions and fees and greater other revenues, partially offset by lower card fees and other commissions and fees.

o CARDMEMBER LENDING FINANCE REVENUE: Increased 57% due to 38% growth in average owned lending balances and a higher portfolio yield, in addition to the negative impact in 1Q '06 of higher than anticipated completion of consumer debt repayment programs.

o SECURITIZATION INCOME, NET: Increased 18% as the impact of the adoption of SFAS No.155, a higher portfolio yield, and the negative impact in 1Q '06 of higher than anticipated cardmember completion of consumer debt repayment programs were partially offset by an increase in write offs and greater interest expense, due to a higher coupon rate paid to certificate holders, as well as a lower average balance of securitized loans.

o CARDMEMBER LENDING INTEREST EXPENSE: Increased 61% on higher loan balances and a higher cost of funds.

o CHARGE CARD AND OTHER INTEREST EXPENSE: Increased 54% due to higher funding costs and a greater receivables balance.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Decreased 7%, primarily due to the previously mentioned 1Q '06 adjustment to the Membership Rewards reserve and lower marketing and promotion costs, which were partially offset by higher volume-related rewards costs.

o HUMAN RESOURCES AND OTHER OPERATING EXPENSES: Increased 8% due to higher human resources costs, professional services expenses and generally higher volume-related costs, which were partially offset by the pension-related gain discussed earlier and the 3Q '06 reclassification to revenues of certain card acquisition-related costs.

o PROVISIONS FOR LOSSES: Increased 89% as the impact of strong volume and loan growth and increased write offs and delinquency rates within the lending portfolio, which have been gradually rising after the unusually low rates following the enactment of the October 2005 U.S. bankruptcy legislation, were partially offset by improved collections activities in the charge card business.

     - CHARGE CARD: *
       -- The loss ratio increased from last year but decreased from last quarter. The past due rate decreased versus last year, but increased versus last quarter.

                                                                 3/07            12/06           3/06
                                                             -------------    ------------    ------------
              Total Receivables (billions)                      $19.0            $20.6            $17.2
              Net loss ratio as a % of charge volume             0.25%            0.32%            0.20%
              90 days past due as a % of total                    3.8%             3.3%             4.0%

              Note: Amounts herein reflect certain revisions as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007.

     - CARDMEMBER LENDING: **
       -- The write-off rate and past due rate both increased versus last year and last quarter, reflecting the waning benefit of the October 2005 bankruptcy legislation.

                                                                 3/07            12/06           3/06
                                                             -----------    -------------     -----------

              Total Loans (billions)                            $33.0            $33.6          $24.3
              Net write-off rate                                  3.7%            3.5%            2.6%
              30 days past due as a % of loans                    2.9%            2.7%            2.4%

               * There are no off-balance sheet Charge Card securitizations.
                 Therefore, all credit quality statistics for the Charge Card portfolio are on an "Owned Basis."
              ** Owned basis. See pages 13-14 for "Managed Basis" Cardmember lending information.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                              U.S. CARD SERVICES

MANAGED BASIS

For USCS, the managed basis presentation assumes that there have been no off-balance sheet securitization transactions, i.e., all securitized cardmember loans and related income effects are reflected as if they were in the Company's balance sheets and income statements, respectively. For the managed basis presentation, revenue and expenses related to securitized cardmember loans are reflected in net card fees and other, cardmember lending finance revenue, cardmember lending interest expense and credit provision. On a managed basis, there is no securitization income, net, as the managed basis presentation assumes no securitization transactions have occurred.
     The Company presents USCS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans. Management also believes that use of a managed basis presentation presents a more accurate picture of the key dynamics of the cardmember lending business. Irrespective of the on- and off-balance sheet funding mix, it is important for management and investors to see metrics for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue in order to evaluate market share. These metrics are significant in evaluating the Company's performance and can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis. The Company does not currently securitize international loans.
     On a GAAP basis, revenue and expenses from securitized cardmember loans are reflected in the Company's income statements in securitization income, net, fees and commissions, and credit provision for cardmember lending. At the time of a securitization transaction, the securitized cardmember loans are removed from the Company's balance sheet, and the resulting gain on sale is reflected in securitization income, net, as well as an impact to credit provision (credit reserves are no longer recorded for the cardmember loans once sold). Over the life of a securitization transaction, the Company recognizes servicing fees and other net revenues (referred to as "excess spread") related to the interests sold to investors (i.e., the investors' interests). These amounts are reflected in securitization income, net, and fees and commissions. The Company also recognizes cardmember lending finance revenue over the life of the securitization transaction related to the interest it retains (i.e., the seller's interest). At the maturity of a securitization transaction, cardmember loans on the balance sheet increase, and the impact of the incremental required loss reserves is recorded in credit provision.
     As presented, in aggregate over the life of a securitization transaction, the pretax income impact to the Company is the same whether or not the Company had securitized cardmember loans or funded these loans through other financing activities (assuming the same financing costs). The income statement classifications, however, of specific items will differ.
   The following information reconciles the GAAP basis presentation for certain USCS income statement line items to the managed basis presentation, where different:

                                                                    Quarters Ended               Percentage
                                                                       March 31,                  Inc/(Dec)
                                                              ----------------------------    -----------------
     (millions)                                                        2007          2006
                                                                       ----          ----
o DISCOUNT REVENUE, NET CARD FEES AND OTHER:
           Reported for the period (GAAP)                            $2,414        $2,194              10%
           Securitization adjustments                                    87            48              81
                                                                     ------        ------
           Managed discount revenue, net card fees and other         $2,501        $2,242              12
                                                                     ======        ======

o CARDMEMBER LENDING FINANCE REVENUE:

           Reported for the period  (GAAP)                           $1,055          $674              57
           Securitization adjustments                                   757           733               3
                                                                     ------        ------
           Managed finance revenue                                   $1,812       $1,407               29
                                                                     ======        ======

o SECURITIZATION INCOME, NET:

           Reported for the period (GAAP)                              $457          $386              18
           Securitization adjustments                                  (457)         (386)             18
                                                                     ------        ------
           Managed securitization income, net                          $  -          $  -               -
                                                                     ======        ======

o CARDMEMBER LENDING INTEREST EXPENSE:

           Reported for the period  (GAAP)                             $313          $194              61
           Securitization adjustments                                   273           247              11
                                                                     ------        ------
           Managed cardmember lending interest expense                 $586         $441               33
                                                                     ======        ======

o PROVISIONS FOR LOSSES:
           Reported for the period (GAAP)                              $581          $307              89
           Securitization adjustments                                   205           126              63
                                                                     ------        ------
           Managed provisions for losses                               $786         $ 433              82
                                                                     ======        ======

           Note: Amounts herein reflect certain revisions as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                              U.S. CARD SERVICES
MANAGED P&L DISCUSSION

o DISCOUNT REVENUE, NET CARD FEES AND OTHER REVENUES: Increased 12%, largely due to higher billed business volumes, greater other commissions and fees, higher travel commissions and fees and other higher revenues, partially offset by lower card fees.

o CARDMEMBER LENDING FINANCE REVENUE: Increased 29% due to 18% growth in average managed lending balances and a higher portfolio yield, in addition to the negative impact in 1Q '06 of higher than anticipated completion of consumer debt repayment programs.

o CARDMEMBER LENDING INTEREST EXPENSE: Increased 33% on 18% growth in average managed lending balances and a higher cost of funds.

o PROVISIONS FOR LOSSES: Increased 82% due to strong volume and loan growth and increased write offs and delinquency rates within the lending portfolio, which have been gradually rising after the unusually low rates following the enactment of the October 2005 U.S. bankruptcy legislation.

     - CARDMEMBER LENDING: *
       -- The write-off rate and past due rate both increased versus last year and last quarter, reflecting the waning benefit of the October 2005 bankruptcy legislation.

                                                               3/07            12/06             3/06
                                                            -----------     -------------     ------------
              Total Loans (billions)                          $53.9            $53.8            $45.1
              Net write-off rate                                3.7%             3.3%             2.6%
              30 days past due as a % of loans                  2.8%             2.6%             2.4%

              * Managed basis.  There are no off-balance sheet Charge Card securitizations. Therefore, all credit quality statistics for the Charge Card portfolio are on an "Owned Basis" as presented on page 12.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                INTERNATIONAL CARD & GLOBAL COMMERCIAL SERVICES

                        CONDENSED STATEMENTS OF INCOME
                                 (GAAP BASIS)

(Preliminary)
                                                                                Quarters Ended                  Percentage
                                                                                March 31,                       Inc/(Dec)
                                                                       ----------------------------------    -----------------
(millions)                                                                     2007                 2006
                                                                               ----                 ----
Revenues
    Discount revenue, net card fees and other                                $1,964               $1,885                4%
    Cardmember lending finance revenue                                          310                  271               14
        Total revenues                                                        2,274                2,156                5
    Interest expense:
      Cardmember lending                                                        109                   90               21
      Charge card and other                                                     169                  132               28
Revenues net of interest expense                                              1,996                1,934                3
Expenses
    Marketing, promotion, rewards and cardmember services                       365                  340                7
    Human resources and other operating expenses                              1,116                1,142               (2)
         Total                                                                1,481                1,482                -

 Provisions for losses                                                          220                  270              (19)
Pretax segment income                                                           295                  182               62
Income tax provision                                                             60                   39               54
Segment income                                                                 $235                 $143               64

  Note: Amounts herein reflect certain revisions, including the movement of international banking businesses to the Corporate & Other segment, as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007.

STATISTICAL INFORMATION                                                         Quarters Ended                  Percentage
                                                                                March 31,                       Inc/(Dec)
                                                                       ----------------------------------    -----------------
                                                                               2007                 2006
                                                                               ----                 ----
Card billed business (billions)                                               $50.5                $45.2          12%
Total cards in force (millions)                                                22.4                 23.2          (3)
Basic cards in force (millions)                                                17.9                 18.4          (3)
Average basic cardmember spending* (dollars)                                 $2,832               $2,494          14
Segment capital (billions)                                                     $4.1                 $3.9           5
Return on segment capital**                                                  22.6%                  20.3%

 * Proprietary cards only.
** Computed on a trailing 12-month basis using segment income and equity capital allocated to segments based upon specific business operational needs, risk measures and regulatory capital requirements.


     - BILLED BUSINESS: The 12% increase in billed business reflects a 14% increase in average spending per proprietary basic card and a 3% decrease in basic cards in force.
        -- Adjusting for the impacts of foreign exchange translation and last year's sales of our operations in Brazil, Malaysia and Indonesia, billed business and spending per proprietary basic card in force increased 11% and 7%, respectively, and all of AXP's major geographic regions experienced double digit growth.
           - International consumer and small business spending rose 9%; global corporate spending rose 13%.

     - TOTAL CARDS IN FORCE: Decreased 3% versus last year. Excluding the impact of 1.3MM proprietary cards in Brazil and 0.2MM proprietary cards in Indonesia and Malaysia transferred to GNMS in 2Q '06 and 3Q '06, respectively, cards in force rose 3%.

P&L DISCUSSION

o NET INCOME: Increased 64% versus last year as revenues net of interest expense increased 3%, expenses were flat, and provisions for losses decreased 19%.

     - 1Q'07 included a $21MM ($13MM after-tax) gain related to amendments to the Company's U.S. pension plans as previously discussed.

     - 1Q '06 included:
       -- A $6MM ($4MM after-tax) charge related to a higher redemption rate estimate within the U.S. Membership Rewards reserve; and -- A higher provision for credit losses in Taiwan due primarily to the impact of industry-wide credit issues within this market.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                INTERNATIONAL CARD & GLOBAL COMMERCIAL SERVICES

     - 1Q '07 included $12MM ($8MM after-tax) and 1Q'06 included $18MM ($12MM after-tax) of reengineering costs, related principally to ongoing restructuring activities in the corporate travel business, international operations and technology activities.

     - PRE-TAX MARGIN: Was 14.8% in 1Q '07 and 12.0% in 4Q '06, versus 9.4% in 1Q '06.

     - EFFECTIVE TAX RATE: Was 20% in 1Q '07 versus 12% in 4Q '06 and 21% in 1Q '06. The lower 4Q'06 tax rate reflects benefits principally related to the recognition of certain foreign losses.

o DISCOUNT REVENUE, NET CARD FEES AND OTHER REVENUES: The increase of 4% versus 1Q '06 was driven primarily by the higher level of card spending and greater travel commissions and fees, and other revenues partially offset by decreased card-related fees due to the reclassification of certain card-related acquisition costs effective July 1, 2006, as well as a decline in other commissions and assessments. Growth was also suppressed by the impact of the sales last year of card-related operations in Brazil, Malaysia and Indonesia.

o CARDMEMBER LENDING FINANCE REVENUE: Increased 14% on 12% growth in average lending balances.

o CARDMEMBER LENDING INTEREST EXPENSE: Increased 21% on higher loan balances and a higher cost of funds.

o CHARGE CARD AND OTHER INTEREST EXPENSE: Increased 28% on higher volumes and a greater cost of funds.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Increased 7%, reflecting greater volume-related rewards costs partially offset by a reduction in marketing and promotion costs.

o HUMAN RESOURCES AND OTHER OPERATING EXPENSES: Decreased 2% due to greater human resources expenses which were more than offset by the previously discussed pension-related gain, the reclassification to revenues of certain card acquisition-related costs, and the impact of the 2Q'06 and 3Q'06 sales of card operations in Brazil, Malaysia and Indonesia.

o PROVISIONS FOR LOSSES: Decreased 19% from a year ago, which included the negative impact of industry-wide credit issues in Taiwan, partially offset by spending and loan volume-driven increases.

     - CHARGE CARD: *
       -- The loss ratio rose versus last year and last quarter. The past due rate decreased versus last year and last quarter.

                                                           3/07            12/06            3/06
                                                        ------------     -----------     -----------
              Total Receivables (billions)                $17.1            $16.3           $15.6
              Net loss ratio as a % of charge volume       0.20%            0.19%           0.17%
              90 days past due as a % of total              1.9%             2.1%            2.0%

              Note: Amounts herein reflect certain revisions as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007.

     - CARDMEMBER LENDING:*
       -- The write-off rate rose versus last year but remained flat versus last quarter. The past due rate declined from last year but increased compared to last quarter.

                                                           3/07             12/06           3/06
                                                       -----------     -----------     -----------
              Cardmember Loans (billions)                  $9.3             $9.7            $8.4
              Net write-off rate                            5.7%             5.7%            5.5%
              30 days past due as a % of loans              3.1%             2.9%            3.2%


         * There are no off-balance sheet Charge Card and currently no off-balance sheet international lending securitizations. Therefore, all credit quality statistics for the Charge Card and international lending portfolio are on an "Owned Basis".

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2007 OVERVIEW
                      GLOBAL NETWORK & MERCHANT SERVICES

                        CONDENSED STATEMENTS OF INCOME
                                 (GAAP BASIS)

  (Preliminary)
                                                                           Quarters Ended                  Percentage
                                                                           March 31,                       Inc/(Dec)
                                                                       ----------------------------       ------------
  (millions)                                                            2007            2006
                                                                        ----            ----
Revenues
      Discount revenue, fees and other                                  $800            $685                  17%
      Interest expense:
        Cardmember lending                                               (28)            (20)                 40
        Other                                                            (49)            (43)                 14
                                                                        ----            ----
   Revenues net of interest expense                                      877             748                  17

  Expenses
     Marketing and promotion                                             129             135                  (4)
     Human resources and other operating expenses                        393             341                  15
                                                                        ----            ----
       Total                                                             522             476                  10
                                                                        ----            ----
  Provisions for losses                                                  (19)             10                   #
                                                                        ----            ----
  Pretax segment income                                                  374             262                  43
  Income tax provision                                                   138              96                  44
                                                                        ----            ----
  Segment income                                                        $236            $166                  42
                                                                        ====            ====


  Note: Amounts herein reflect certain revisions as noted on pages 2-3 and in the Company's Form 8-K, filed with the SEC March 30, 2007.
  # Denotes variance of more than 100%.

  STATISTICAL INFORMATION                                                    Quarters Ended             Percentage
                                                                             March 31,                  Inc/(Dec)
                                                                     -------------------------------    -----------
                                                                        2007            2006
                                                                        ----            ----
  Global card billed business*(billions)                              $146.2          $127.2                15%
  Segment capital (millions)                                            $989          $1,341               (26)
  Return on segment capital**                                           69.2            51.7%

  Global Network Services:***
  Card billed business (billions)                                      $10.5            $6.6                59
  Total cards in force (millions)                                       16.0            11.0                45


   * Includes activities related to proprietary cards (including cash advances), cards issued under network partnership agreements, and certain insurance fees charged on proprietary cards.
  ** Computed on a trailing 12-month basis using segment income and equity capital allocated to segments based upon specific business operational needs, risk measures and regulatory capital requirements.
 *** 1Q '07 Card billed business and total cards in force include $1.4B of billed business associated with the transfer of 1.3MM proprietary cards in Brazil in 2Q '06 and 0.2MM proprietary cards in Malaysia and Indonesia during 3Q '06 from ICGCS to GNS. Excluding these transfers, billed business grew 38% and cards in force grew 32%.

P&L DISCUSSION

o NET INCOME: Increased 42% on 17% growth in revenues net of interest expense and a decrease in provisions for losses, partially offset by a 10% increase in total expenses. 1Q '07 included a $5MM ($3MM after-tax) gain related to amendments made to the U.S. pension plans discussed earlier and $2MM ($1MM after-tax) of reengineering costs.

- PRE-TAX MARGIN:  Was 42.6% in 1Q '07 versus 32.4% in 4Q '06 and 35.0% in
  1Q '06.

- EFFECTIVE TAX RATE:  Was 37% in 1Q '07 versus 32% in 4Q '06 and 37% in 1Q '06.

o DISCOUNT REVENUE, FEES AND OTHER REVENUE: Increased 17%, reflecting growth in merchant-related fees, primarily from the 15% increase in global card billed business, as well as higher network partner-related revenues. The increase also reflects the completion in 2Q '06 and 3Q '06 of independent operator agreements in Brazil, Malaysia and Indonesia.

o CARDMEMBER LENDING INTEREST EXPENSE: The expense credit increased 40% due to a larger volume-related interest credit related to internal transfer pricing which recognizes the merchant services' accounts payable-related funding benefit.

o OTHER INTEREST EXPENSE: The expense credit increased 14% due to a larger volume-related interest credit related to internal transfer pricing which recognizes the merchant services' accounts payable-related funding benefit.

o MARKETING AND PROMOTION EXPENSES: Decreased 4%, reflecting a reduction in brand-related advertising costs versus last year.

o HUMAN RESOURCES AND OTHER OPERATING EXPENSES: Increased 15% reflecting higher volumes, greater salary and incentive costs, higher professional services expenses, and higher technology costs which were offset by the pension-related gain previously discussed and lower occupancy and equipment expenses.

o PROVISIONS FOR LOSSES: Decreased due to a reduction in merchant-related reserves, primarily attributable to our relationship with Delta Air Lines.

INFORMATION RELATED TO FORWARD LOOKING STATEMENTS

THIS DOCUMENT INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE
FOLLOWING: THE COMPANY'S ABILITY TO MEET ITS ROE TARGET RANGE OF 33 TO 36 PERCENT ON AVERAGE AND OVER TIME, WHICH WILL DEPEND IN PART ON FACTORS SUCH AS THE COMPANY'S ABILITY TO GENERATE SUFFICIENT REVENUE GROWTH AND ACHIEVE SUFFICIENT MARGINS, FLUCTUATIONS IN THE CAPITAL REQUIRED TO SUPPORT ITS BUSINESSES, THE MIX OF THE COMPANY'S FINANCINGS, AND FLUCTUATIONS IN THE LEVEL OF THE COMPANY'S SHAREHOLDERS' EQUITY DUE TO SHARE REPURCHASES, DIVIDENDS, CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME AND ACCOUNTING CHANGES, AMONG OTHER THINGS; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35 PERCENT OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65 PERCENT OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S CREDIT AND CHARGE CARD PRODUCTS AND TRAVELERS CHEQUES AND OTHER PREPAID PRODUCTS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND ENHANCED CARD AND PREPAID PRODUCTS, SERVICES AND REWARDS PROGRAMS, AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDMEMBERS, REDUCE CARDMEMBER ATTRITION, CAPTURE A GREATER SHARE OF EXISTING CARDMEMBERS' SPENDING, AND SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF REGULATORY AND MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE SUCCESS OF THE GLOBAL NETWORK SERVICES BUSINESS IN PARTNERING WITH BANKS IN THE UNITED STATES, WHICH WILL DEPEND IN PART ON THE EXTENT TO WHICH SUCH BUSINESS FURTHER ENHANCES THE COMPANY'S BRAND, ALLOWS THE COMPANY TO LEVERAGE ITS SIGNIFICANT PROCESSING SCALE, EXPANDS MERCHANT COVERAGE OF THE NETWORK, PROVIDES GLOBAL NETWORK SERVICES' BANK PARTNERS IN THE UNITED STATES THE BENEFITS OF GREATER CARDMEMBER LOYALTY AND HIGHER SPEND PER CUSTOMER, AND MERCHANT BENEFITS SUCH AS GREATER TRANSACTION VOLUME AND ADDITIONAL HIGHER SPENDING CUSTOMERS; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS AND RETURN ON LENDING PRODUCTS; THE CONTINUATION OF FAVORABLE TRENDS, INCLUDING INCREASED TRAVEL AND ENTERTAINMENT SPENDING, AND THE OVERALL LEVEL OF CONSUMER CONFIDENCE; THE COSTS AND INTEGRATION OF ACQUISITIONS; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT (INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES), AND BENEFICIAL EFFECT ON THE COMPANY'S OPERATING EXPENSE TO REVENUE RATIO, BOTH IN THE SHORT-TERM AND OVER TIME, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE COMPANY'S ABILITY TO REINVEST THE BENEFITS ARISING FROM SUCH REENGINEERING ACTIONS IN ITS BUSINESSES; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING THE ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; THE COMPANY'S ABILITY TO MANAGE CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; BANKRUPTCIES, RESTRUCTURINGS, CONSOLIDATIONS OR SIMILAR EVENTS AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF THE COMPANY'S BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; RISKS ASSOCIATED WITH THE COMPANY'S AGREEMENTS WITH DELTA AIR LINES TO PREPAY A REMAINING BALANCE OF APPROXIMATELY $115 MILLION FOR THE FUTURE PURCHASES OF DELTA SKYMILES REWARDS POINTS; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; ACCURACY OF ESTIMATES FOR THE FAIR VALUE OF THE ASSETS IN THE COMPANY'S INVESTMENT PORTFOLIO AND, IN PARTICULAR, THOSE INVESTMENTS THAT ARE NOT READILY MARKETABLE, INCLUDING THE VALUATION OF THE INTEREST-ONLY STRIP RELATING TO THE COMPANY'S LENDING SECURITIZATIONS; THE COMPANY'S ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS (IP) AND AVOID INFRINGING THE IP OF OTHER PARTIES; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, NATURAL DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS; OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS; AND COMPETITIVE PRESSURES IN ALL OF THE COMPANY'S MAJOR BUSINESSES. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AND ITS OTHER REPORTS FILED WITH THE SEC.